Exhibit 99.1

Autonomix Medical, Inc. Reports Second Quarter Fiscal Year 2025 Financial Results and Provides a Corporate Update

Ongoing proof-of-concept (PoC) clinical trial in pain associated with pancreatic cancer; Preliminary results demonstrate 100% of the lead-in patient responder group went to zero opioid use at 4-6 weeks post-procedure

Company’s first-in-class technology has demonstrated significant, enduring reduction in pain and improvement in quality of life in ongoing PoC study to date

THE WOODLANDS, TX — November 11, 2024 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company focused on advancing precision nerve-targeted treatments, today reported financial results for the second quarter fiscal year 2025 ended September 30, 2024 and provided a corporate update.

Recent Highlights

●	Announced 83% reduction of pain at 4-6 week follow-up from lead-in patients in ongoing human clinical trial in pancreatic cancer pain patients;
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Announced 100% of the lead-in patient responder group went to zero opioid use at 4-6 weeks post-procedure in preliminary results demonstrating Autonomix’s proprietary RF ablation technology’s ability in its ongoing human clinical trial;

●	Reached 60% enrollment in ongoing human clinical trial in pancreatic cancer pain patients;
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Reported 79% responder rate with zero opioid use and quality of life improvement at 7 days post-procedure from first 15 patients highlighting significant impact on treatment of pancreatic cancer pain with maintained pain reduction; and

●	Presented at premier scientific conferences including the Cardiovascular and Interventional Radiological Society of Europe (CIRSE) Annual Congress and Octane Medical Innovation Forum.

“Over the course of the past quarter we have made significant progress in our ongoing human clinical trial and generated a growing body of encouraging data. Looking ahead, we are focused on the successful execution of our trial, with completion on enrollment expected by calendar year end. Based on the data demonstrated to date, we believe our technology has the potential to revolutionize the treatment paradigm for pancreatic cancer pain and bring an effective solution to additional high-value expansion opportunities. We are dedicated to building momentum and driving shareholder value in the near and long term,” commented Brad Hauser, Chief Executive Officer of Autonomix.

The Company’s first-in-class transvascular technology platform utilizes a catheter-based microchip sensing array antenna that has the ability to detect and differentiate neural signals with up to 3,000 times greater sensitivity than currently available technologies. Once target nerves are identified, Autonomix uses its proprietary radio frequency (“RF”) ablation technology to kill targeted nerves, enabling a precision guided sense, treat and verify approach to addressing a number of disease categories from chronic pain management to hypertension and cardiology. Current approaches, primarily relying on opioids or invasive ethanol injections, can provide only limited relief and may lead to risky side effects.

Expected Upcoming Milestones

●	Q4 CY2024: Complete enrollment in PoC human clinical study evaluating proprietary ablation technology for treatment of pancreatic cancer pain
●	Q4 CY2024: Complete ablation device design intended for clinical use
●	1H 2025: Report topline data from PoC trial
●	2025: Initiate multi-centered pivotal trial in the United States
●	2H 2026: De novo submission
●	1H 2027: Potential FDA clearance

For more information about the Company’s technology, please visit autonomix.com.

Summary of Financial Results for Three and Six Months Ended September 30, 2024

For the three months ended September 30, 2024 and 2023, the Company incurred net losses of $2.8 million and $6.0 million, respectively.

General and administrative expense was $1.7 million for the three months ended September 30, 2024 compared to $0.8 million for the same period in 2023. This $0.9 million increase was driven primarily by increases in officer and employee compensation and benefits of $0.4 million, as we expanded our management team, stock-based compensation of $0.2 million, insurance expense of $0.1 million, franchise tax of $0.1 million, and other expenses of $0.1 million.

Research and development expense was $1.2 million for the three months ended September 30, 2024 compared to $0.5 million for the same period in 2023. The increase in research and development expenses during the current quarter was mainly attributed to our clinical trial and product development costs.

For the six months ended September 30, 2024 and 2023, the Company incurred net losses of $5.5 million and $6.9 million, respectively.

General and administrative expense was $3.5 million for the six months ended September 30, 2024 compared to $1.3 million for the same period in 2023. This $2.2 million increase was driven primarily by increases in officer and employee compensation and benefits of $1.0 million, as we expanded our management team, stock-based compensation of $0.6 million, legal and professional fees of $0.2 million, insurance expense of $0.2 million, franchise tax of $0.2 million, and board of directors compensation of $0.1 million, offset by a decrease in advertising expense of $0.1 million.

Research and development expense was $2.1 million for the six months ended September 30, 2024 compared to $0.8 million for the same period in 2023. The increase in research and development expenses during the current year was mainly attributed to our clinical trial and product development costs.

As of September 30, 2024 the Company had cash of $5.2 million.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class platform system technology includes a catheter-based microchip sensing array that may have the ability to detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing this technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without a reliable solution. Our technology constitutes a platform to address dozens of indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the events set forth in the section “Expected Upcoming Milestones”, the potential of the technology to treat pain associated with pancreatic cancer, to successfully enroll patients within the specific timeframe, and to complete its clinical study in pancreatic cancer pain. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 31, 2024, and from time to time, our other filings with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

autonomix@jtcir.com